Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of eGain’s financial condition and results of operations should be read together with the consolidated financial statements and related notes in this Annual Report on Form 10-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. These risks and uncertainties may cause actual results to differ materially from those discussed in the forward-looking statements.

Overview

The Company was incorporated in Delaware in September 1997. eGain is one of the premier providers of cloud and on-site customer interaction software for sales and service. For over a decade, eGain solutions have helped improve customer experience, grow sales, and optimize service processes across the web, social, and phone channels. Hundreds of global enterprises rely on eGain to transform fragmented sales engagement and customer service operations into unified customer interaction hubs.

In fiscal year 2012, we recorded annual revenue of $43.4 million and loss from operations of $2.0 million, compared to annual revenue of $44.1 million and income from operations of $9.6 million in fiscal year 2011. The year-over-year decrease in total revenue was primarily driven by the decrease of 36% in license revenue as we see our business shift more toward a hosting delivery model. Recurring revenue was $23.6 million in fiscal year 2012, an increase of 18% from fiscal year 2011. Professional services revenue was $8.7 million in fiscal year 2012, an increase of 31% from fiscal year 2011. Cash provided by operations was $1.0 million for fiscal year 2012, compared to cash provided by operations of $6.8 million for fiscal year 2011.

Based upon the strong increase in the demand for our products and services we continued to increase our investment in sales and marketing and began to expand our distribution capability during fiscal year 2012. If the demand continues for our products and services, we intend to continue to increase our sales and marketing investments and the expansion of distribution capability in fiscal year 2013. In addition, we intend to make further investments in product development and technology to enhance our current products and services, develop new products and services and further advance our solution offerings. We believe that existing capital resources will enable us to maintain current and planned operations for the next 12 months. Due to our fluctuations in business, we believe that period-to-period comparisons of our revenue and operating results may not be meaningful and should not be relied upon as indications of future performance, but we anticipate an increase in revenue in fiscal year 2013.

Unbilled Deferred Revenue

Unbilled deferred revenue represents business that is contracted but not yet invoiced or collected and off–balance-sheet and, accordingly, are not recorded in deferred revenue. As such, the deferred revenue balance on our consolidated balance sheet does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. As of June 30, 2012, unbilled deferred revenue increased to $20.7 million, up from approximately $11.9 million as of June 30, 2011.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts, valuation allowance and accrued liabilities, long-lived assets and stock-based compensation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

We derive revenue from three sources: license fees, recurring revenue, and professional services. Recurring revenue include hosting and software maintenance and support. Maintenance and support consists of technical support and software upgrades and enhancements. Professional services primarily consist of consulting implementation services and training. Significant management judgments and estimates are made and used to determine the revenue recognized in any accounting period. Material differences may result in changes to the amount and timing of our revenue for any period if different conditions were to prevail. We present revenue net of taxes collected from customers and remitted to governmental authorities.

We apply the provisions of Accounting Standards Codification, or ASC, 985-605, Software Revenue Recognition, to all transactions involving the licensing of software products. In the event of a multiple element arrangement for a license transaction, we evaluate the transaction as if each element represents a separate unit of accounting taking into account all factors following the accounting standards. We apply ASC 605, Revenue Recognition, for hosting transactions to determine the accounting treatment for multiple elements. We also apply ASC 605 for fixed fee arrangements in which we use the percentage of completion method to recognize revenue when reliable estimates are available for the costs and efforts necessary to complete the implementation services. When such estimates are not available, the completed contract method is utilized. Under the completed contract method, revenue is recognized only when a contract is completed or substantially complete.

When licenses are sold together with system implementation and consulting services, license fees are recognized upon shipment, provided that (i) payment of the license fees is not dependent upon the performance of the consulting and implementation services, (ii) the services are available from other vendors, (iii) the services qualify for separate accounting as we have sufficient experience in providing such services, have the ability to estimate cost of providing such services, and we have vendor-specific objective evidence of pricing, and (iv) the services are not essential to the functionality of the software.

We use signed software license, services agreements and order forms as evidence of an arrangement for sales of software, hosting, maintenance and support. We use signed engagement letters as evidence an arrangement for professional services.

License Revenue

We recognize license revenue when persuasive evidence of an arrangement exists, the product has been delivered, no significant obligations remain, the fee is fixed or determinable, and collection of the resulting receivable is probable. In software arrangements that include rights to multiple software products and/or services, we use the residual method under which revenue is allocated to the undelivered elements based on vendor-specific objective evidence of the fair value of such undelivered elements. The residual amount of revenue is allocated to the delivered elements and recognized as revenue, assuming all other criteria for revenue recognition have been met. Such undelivered elements in these arrangements typically consist of software maintenance and support, implementation and consulting services and in some cases hosting services.

Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction. We have standard payment terms included in our contracts. We assess collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If we determine that collection of a fee is not reasonably assured, we defer the revenue and recognize it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

We periodically sell to resellers. License sales to resellers as a percentage of total revenue were approximately 2%, 5% and 4% in fiscal years 2012, 2011 and 2010, respectively. Revenue from sales to resellers is generally recognized upon delivery to the reseller dependent on the facts and circumstances of the transaction. These include items such as our understanding of the reseller’s plans to sell the software, existence of return provisions, price protection or other allowances, the reseller’s financial status and our past experience with the reseller. Historically sales to resellers have not included any return provisions, price protections or other allowances.

Hosting Revenue

Included in recurring revenue is revenue derived from our hosted service offerings. We recognize hosting revenue ratably over the period of the applicable agreement as services are provided. Hosting agreements typically have an initial term of one or two years and automatically renew unless either party cancels the agreement. The majority of the hosting services customers purchase a combination of our hosting service and professional services. In some cases the customer may also acquire a license for our software.

We evaluate whether each of the elements in these arrangements represents a separate unit of accounting, as defined by ASC 605, using all applicable facts and circumstances, including whether (i) we sell or could readily sell the element unaccompanied by the other elements, (ii) the element has stand-alone value to the customer, and (iii) there is a general right of return. We use vendor specific objective evidence, of fair value for each of those units, when available. For revenue recognition with multiple-deliverable elements, in certain limited circumstances when vendor specific objective evidence of fair value does not exist, we apply the selling price hierarchy. We consider the applicability of ASC 985-605, on a contract-by-contract basis. In hosted term-based agreements, where the customer does not have the contractual right to take possession of the software, the revenue is recognized on a monthly basis over the term of the contract. Invoiced amounts are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. For professional services that we determine do not have stand-alone value to the customer, we recognize the services revenue ratably over the longer of the remaining contractual period or the average estimated life of the customer hosting relationship, once hosting has gone live or system ready. We currently estimate the life of the customer hosting relationship to be approximately 27 months, based on the average life of all hosting customer relationships.

We consider a software element to exist when we determine that the customer has the contractual right to take possession of our software at any time during the hosting period without significant penalty and can feasibly run the software on its own hardware or enter into another arrangement with a third party to host the software. Additionally, we have established vendor-specific objective evidence for the hosting and support elements of perpetual license sales, based on the prices charged when sold separately and substantive renewal terms. Accordingly, when a software element exists in a hosting services arrangement, license revenue for the perpetual software license element is determined using the residual method and is recognized upon delivery. Revenue for the hosting and support elements is recognized ratably over the contractual time period. Professional services are recognized as described below under “Professional Services Revenue.” If evidence of fair value cannot be established for the undelivered elements of an agreement, the entire amount of revenue from the arrangement is recognized ratably over the period that these elements are delivered.

Maintenance and Support Revenue

Included in recurring revenue is revenue derived from maintenance and support. We use vendor-specific objective evidence of fair value for maintenance and support to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element. Maintenance and support revenue is recognized ratably over the term of the maintenance contract, which is typically one year. Maintenance and support is renewable by the customer on an annual basis. Maintenance and support rates, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.

Professional Services Revenue

Included in professional services revenue is revenue derived from system implementation, consulting and training. For license transactions, the majority of our consulting and implementation services qualify for separate accounting. We use vendor-specific objective evidence of fair value for the services to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element. Our consulting and implementation service contracts are bid either on a fixed-fee basis or on a time-and-materials basis. Substantially all of our contracts are on a time-and-materials basis. For time-and-materials contracts, where the services are not essential to the functionality, we recognize revenue as services are performed. If the services are essential to functionality, then both the product license revenue and the service revenue are recognized under the percentage of completion method. For a fixed-fee contract we recognize revenue based upon the costs and efforts to complete the services in accordance with the percentage of completion method, provided we are able to estimate such cost and efforts.

For hosting, consulting, and implementation services that do not qualify for separate accounting, we recognize the services revenue ratably over the estimated life of the customer hosting relationship.

Training revenue that meets the criteria to be accounted for separately is recognized when training is provided or, in the case of hosting, when the customer also has access to the hosting services.

Deferred Revenue

Deferred revenue primarily consists of payments received in advance of revenue recognition from hosting and support services described above. Deferred revenue is recognized as the revenue recognition criteria are met. The Company generally invoices customers in annual or quarterly installments. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable hosting or support agreements. Deferred revenue is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing and new business linearity within the quarter.

Deferred revenue that will be recognized during the succeeding twelve month period is recorded as current deferred revenue and the remaining portion is recorded as noncurrent. In June 30, 2012, deferred revenue increased to $8.1 million, compared to $5.8 million at June 30, 2011.

Deferred Commissions

Deferred commissions are the direct and incremental costs directly associated with cloud contracts with customers and consist of sales commissions to the Company’s direct sales force.

The commissions are deferred and amortized over the terms of the related customer contracts, which are typically one or two years. The commission payments are paid based on contract terms in the month following the quarter in which the commissions are earned. The deferred commission amounts are recognized as sales and marketing expense in the consolidated statement of operations over the terms of the related customer contracts, in proportion to the recognition of the associated revenue.

Voluntary Change in Accounting Policy for Sales Commissions

On July 1, 2012, we made a voluntary change to our accounting policy for sales commissions related to new cloud (hosting) contracts with customers, from recording an expense when incurred to deferral and amortization of the sales commission in proportion to the revenue recognized over the term of the contract. Management believes this method is preferable because commission charges (that are direct and incremental) are so closely related to the revenue from the contracts that they should be deferred and charged to expense over the same period that the related revenue is recognized. Furthermore, it is management’s belief that most industry peers have adopted a similar commission expense policy. As a result, management believes this change should improve the comparability of the Company’s consolidated financial statements to its industry peers and provide better matching of revenue and expenses.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the vesting period. Determining the fair value of the stock-based awards at the grant date requires significant judgment and the use of estimates, particularly surrounding Black-Scholes valuation assumptions such as stock price volatility and expected option lives. We determine the appropriate measure of expected volatility by reviewing historic volatility in the share price of our common stock, as adjusted for certain events that management deemed to be non-recurring and non-indicative of future events. Prior to October 2009, in developing our estimate of expected life of a stock option, we used a temporary method to develop the estimate of the expected life of a “plain vanilla” employee stock option. Under this approach, the expected life would be presumed to be the mid-point between the vesting date and the end of the contractual term. In October 2009 we changed from using this approach to basing it on the historical exercise behavior, cancellations of all past option grants made by the company during the time period in which its equity shares have been publicly traded the contractual term, the vesting period and the expected remaining term of the option. The change in the estimate did not have a material effect on either the expected life or the valuation of the stock options. Based on our historical experience of option pre-vesting cancellations, we have assumed an annualized 8% forfeiture rate for our options. We record additional expense if the actual forfeiture rate is lower than we estimated, and record a recovery of prior expense if the actual forfeiture is higher than what we estimated.

Valuation of Goodwill

In accordance with ASC 350, Goodwill and Other Intangible Assets, we review goodwill annually for impairment (or more frequently if impairment indicators arise). We perform an annual goodwill impairment review April 1 every year and we have found no impairment in the last three years.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends unsecured credit to its customers on a regular basis. Our accounts receivable are derived from revenue earned from customers and are not interest bearing. We also maintain an allowance for doubtful accounts to reserve for potential uncollectible trade receivables. We review our trade receivables by aging category to identify specific customers with known disputes or collectability issues. We exercise judgment when determining the adequacy of these reserves as we evaluate historical bad debt trends, general economic conditions in the U.S. and internationally, and changes in customer financial conditions. If we make different judgments or utilize different estimates, material differences may result in additional reserves for trade receivables, which would be reflected by charges in general and administrative expenses for any period presented. We write off a receivable after all collection efforts have been exhausted and the amount deemed uncollectible.

Leases

Lease agreements are evaluated to determine whether they are capital or operating leases in accordance with ASC 840, Leases. When any one of the four test criteria in ASC 840 is met, the lease then qualifies as a capital lease.

Capital leases are capitalized at the lower of the net present value of the total amount payable under the leasing agreement (excluding finance charges) or the fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with our normal depreciation policy for tangible fixed assets, but not exceeding the lease term. Interest charges are expensed over the period of the lease in relation to the carrying value of the capital lease obligation.

Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of each lease term.

Deferred tax valuation allowance

When we prepare our consolidated financial statements, we estimate our income tax liability for each of the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from differing treatment of certain items for tax and accounting purposes. The net deferred tax assets are reduced by a valuation allowance if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We must make significant judgments to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance to be recorded against our net deferred assets. As of June 30, 2012, we had a valuation allowance of approximately $78.2 million of which approximately $76.8 million was attributable to U.S. and state net operating losses and research and development credit carry forwards.

We apply ASC 740, Income Taxes, in determining any uncertain tax positions. The guidance seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position that an entity takes or expects to take in a tax return. Additionally, ASC 740 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Under ASC 740, an entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold. In accordance with our accounting policy, we recognize accrued interest and penalties related to unrecognized tax benefits as a component of other income and expense, in the consolidated statements of operations.

Results of Operations

The following table sets forth certain items reflected in our consolidated statements of operations expressed as a percent of total revenue for the periods indicated.

	2012	2011	2010
Revenue:
License	26%	39%	25%
Recurring revenue	54%	46%	55%
Professional services	20%	15%	20%

Total revenue	100%	100%	100%
Cost of license	0%	0%	1%
Cost of recurring revenue	12%	12%	15%
Cost of professional services	19%	13%	16%

Total cost of revenue	31%	25%	32%

Gross profit	69%	75%	68%
Operating expenses:
Research and development	14%	12%	18%
Sales and marketing	47%	32%	34%
General and administrative	13%	9%	12%

Total operating expenses	74%	53%	64%

Income / (loss) from operations	(5)%	22%	4%

Revenue

Total revenue, which consists of license revenue, recurring revenue and professional services revenue, was $43.4 million, $44.1 million, and $29.9 million, in fiscal years 2012, 2011, and 2010, respectively.

In fiscal year 2012, total revenue decreased 2%, or $702,000, from the prior year. Our international sales accounted for approximately 44% of total revenue in fiscal year 2012, a decrease from 53% of total revenue in fiscal year 2011. The impact of the foreign exchange fluctuation between the U.S. dollar, the Euro and British pound in total revenue was minimal in both fiscal year 2012 and 2011. One customer accounted for about 10% of total revenue in fiscal year 2012. One customer accounted for 22% and 14% of total revenue in fiscal years 2011 and 2010, respectively.

We are continuing to see increased interest in our customer interaction solutions but there remains a general unpredictability in the length of our current sales cycles, the timing of revenue recognition on more complex license transactions and seasonal buying patterns. This unpredictability has increased due to the global economic slowdown and the increased volatility of the value of the British pound and Euro in relation to the U.S. dollar. Also, because we offer a hybrid delivery model, the mix of new hosting and license transactions in a quarter could also have an impact on our revenue in a particular quarter. We are continuing to see the license business shift toward a hosting delivery model. The value of new hosting transactions, as a percentage of combined new hosting, new license and support business, was approximately 55% and 22% for the fiscal years 2012 and 2011, respectively. For license transactions the license revenue amount is generally recognized in the quarter that delivery and acceptance of our software takes place whereas, for hosting transactions, hosting revenue is recognized ratably over the term of the hosting contract, which is typically one to two years. As a result, our total revenue may increase or decrease in future quarters as a result of the timing and mix of license and hosting transactions, but we anticipate total revenue to increase in fiscal year 2013.

License Revenue

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Revenue:
License	$11,067	$17,371	$7,389	$(6,304)	(36)%	$9,982	135%
Percentage of total revenue	26%	39%	25%

License revenue was $11.1 million, $17.4 million, and $7.4 million in fiscal years 2012, 2011, and 2010, respectively. This represents a decrease of 36% or $6.3 million, in fiscal year 2012 from fiscal year 2011, compared to an increase of 135% or $10.0 million, in fiscal year 2011 from fiscal year 2010. License revenue represented 26%, 39%, and 25% of total revenue for the fiscal years 2012, 2011, and 2010, respectively.

License revenue in fiscal year 2012 included approximately $5.8 million from five transactions with an average deal size of $1.0 million. The decrease in license revenue is primarily attributable to a shift to the hosting delivery model in fiscal year 2012. The impact from the foreign currency fluctuations on license revenue was minimal in fiscal year 2012.

License revenue in fiscal year 2011 included a large transaction of approximately $7.0 million, a total of approximately $5.4 million from four other transactions with average deal size over $1.0 million and $1.2 million from the Cisco OEM agreement. License revenue in fiscal year 2011 was negatively impacted by $227,000 due to the strengthening of the U.S. dollar against the Euro in which certain licenses were denominated.

Given the general unpredictability in the length of current sales cycles, the mix between hosting and license transactions, the uncertainty in the global economy and the volatility of the value of the British pound and Euro in relation to the U.S. dollar, license revenue may increase or decrease in future periods, but we anticipate total license revenue to increase in fiscal year 2013.

Recurring Revenue

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Revenue:
Hosting	$11,196	$9,244	$7,538	$1,952	21%	$1,706	23%
Maintenance and support	$12,398	$10,796	$9,079	$1,602	15%	$1,717	19%

Total recurring revenue	$23,594	$20,040	$16,617	$3,554	18%	$3,423	21%
Percentage of total revenue	54%	46%	55%

Recurring revenue includes hosting and software maintenance and support revenue. Recurring revenue was $23.6 million, $20.0 million, and $16.6 million in fiscal years 2012, 2011, and 2010, respectively. This represented an increase of 18%, or $3.5 million, in fiscal year 2012 compared to fiscal year 2011 and an increase of 21%, or $3.4 million in fiscal year 2011 compared to fiscal year 2010. Recurring revenue represented 54%, 46%, and 55% of total revenue for the fiscal years 2012, 2011 and 2010, respectively.

Hosting revenue was $11.2 million, $9.2 million and $7.5 million in fiscal years 2012, 2011 and 2010, respectively. This represented an increase of 21%, or $2.0 million in fiscal year 2012 compared to fiscal year 2011 and an increase to 23%, or $1.7 million, in fiscal year 2011 compared to fiscal year 2010.

The increase in fiscal year 2012 was primarily due to the shift from license to our hosting model. The increase in new hosting contracts with current enterprise customers included six new hosting contracts totaling approximately $10.9 million that are recognized ratably over the contractual term. The impact from the foreign currency fluctuations on hosting revenue was minimal in fiscal year 2012.

The increase in fiscal year 2011 was primarily due to expansion within the current customer base and new customers. The increase in new hosting contracts with current enterprise customers included six new hosting contracts totaling approximately $3.4 million that are recognized ratably over the contractual term. The impact from the foreign currency fluctuations on hosting revenue was minimal in fiscal year 2011.

Excluding the impact from any further foreign currency fluctuations, we expect hosting revenue to increase in fiscal year 2013 based upon current renewal rates for existing hosted customers and the projected levels of new hosting agreements.

Maintenance and support revenue consist of technical support and software upgrades and enhancements. Maintenance and support revenue was $12.4 million, $10.8 million and $9.1 million in fiscal years 2012, 2011 and 2010, respectively. This represented an increase of 15%, or $1.6 million in fiscal year 2012 compared to fiscal year 2011 and an increase of 19%, or $1.7 million in fiscal year 2011 compared to fiscal year 2010.

The increase in fiscal year 2012 was primarily due to the new license contracts totaling approximately $14.4 million that were entered into in last four quarters, from quarter ended June 30, 2011 through quarter ended March 31, 2012. In addition, the renewal rate for fiscal year 2012 improved from fiscal year 2011. The impact from the foreign currency fluctuations on maintenance and support revenue was minimal in fiscal year 2012.

The increase in fiscal year 2011 was primarily due to the increase in license sales in the last quarter of fiscal year 2010 for which the support revenue was recognized starting in fiscal year 2011 and the high renewal rates for existing maintenance and support customers. The impact from the foreign currency fluctuations on maintenance and support revenue was minimal in fiscal year 2011.

Excluding the impact from any future foreign currency fluctuation, we expect maintenance and support revenue to increase or remain relatively constant in fiscal year 2013 based upon the current renewal rates for existing maintenance and support customers and the projected levels of new license sales.

Professional Services Revenue

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Revenue:
Professional services	$8,703	$6,654	$5,871	$2,049	31%	$783	13%
Percentage of total revenue	20%	15%	20%

Professional services revenue was $8.7 million, $6.7 million and $5.9 million in fiscal years 2012, 2011 and 2010, respectively. This represented an increase of 31%, or $2.0 million in fiscal year 2012 compared to fiscal year 2011 and an increase of 13%, or $783,000, in fiscal year 2011 compared to fiscal year 2010.

The increase in fiscal year 2012 was primarily due to the increase in demand for professional service activities such as system implementation, consulting and training. The impact from the foreign currency fluctuations on professional services revenue was minimal in fiscal year 2012.

The increase in fiscal year 2011 was primarily due to the increase in billable utilization and the timing of revenue recognition for projects being delivered. The foreign currency fluctuations had a positive impact of $208,000 on professional services revenue in fiscal year 2011.

Excluding the impact from any future foreign currency fluctuations, we expect professional services revenue to increase in fiscal year 2013 based upon our current sales pipeline and current sales trend.

Cost of Revenue

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Cost of revenue	$13,436	$10,916	$9,708	$2,520	23%	$1,208	12%
Percentage of total revenue	31%	25%	32%
Gross Margin	69%	75%	68%

Total cost of revenue was $13.4 million, $10.9 million and $9.7 million in fiscal years 2012, 2011 and 2010, respectively. This represented an increase of 23%, or $2.5 million, in fiscal year 2012 compared to fiscal year 2011 and an increase of 12%, or $1.2 million, in fiscal year 2011 compared to fiscal year 2010.

Total cost of revenue as a percentage of total revenue was 31% for fiscal year 2012, 25% for fiscal year 2011 and 32% for fiscal year 2010.

The increase in fiscal year 2012 was primarily due to increases of (i) $2.7 million in personnel and personnel-related expenses from the increased headcount and Company-wide compensation increases, (ii) $91,000 in hosting related expenses, and was partially offset by decreases in (i) international subsidiaries’ expenses of approximately $179,000 related to the strengthening of the U.S. dollar against the Euro, British pound, and Indian rupee, (ii) $73,000 in license related expenses, and (iii) $13,000 in outside consulting expense.

The increase in fiscal year 2011 was primarily due to (i) an increase of $1.3 million in personnel and personnel-related expenses from the increased headcount and Company-wide compensation increases, (ii) and an increase in outside consulting expense of $98,000, and was partially offset by a decrease of $198,000 in third-party software royalties.

Gross margin was 69% for fiscal year 2012, 75% in fiscal years 2011 and 68% in fiscal year 2010. The decrease in gross margin was primarily due to the decrease of license revenue as a percentage of total revenue in fiscal 2012, when compared to fiscal 2011.

In order to better understand the changes within our cost of revenue and resulting gross margins, we have provided the following discussion of the individual components of our cost of revenue.

Cost of License

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Cost of license	$(39)	$34	$168	$(73)	(215)%	$(134)	(80)%
Percentage of license revenue	0%	0%	2%
Gross Margin	100%	100%	98%

Cost of license primarily includes third-party software royalties and delivery costs for shipments to customers. Total cost of license was $(39,000), $34,000 and $168,000 in fiscal years 2012, 2011 and 2010, respectively. This represented a decrease of 215%, or $73,000, in fiscal year 2012 compared to 2011 and a decrease of 80%, or $134,000, in fiscal year 2011 compared to 2010. Total cost of license as a percentage of total license revenue was approximately 0% (a gross margin of 100%) in fiscal years 2012 and 2011 and to 2% (a gross margin of 98%) in fiscal year 2010.

The decrease in cost of license in fiscal year 2012 was primarily due to third party royalties credits applied. The decreases in both fiscal years 2011 and 2010 were due to a decrease in third party royalties.

We anticipate cost of license to increase slightly as a percentage of total license revenue in future periods.

Cost of Recurring Revenue

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Cost of recurring revenue	$5,363	$5,273	$4,492	$90	2%	$781	17%
Percentage of recurring service revenue	23%	26%	27%
Gross Margin	77%	74%	73%

Cost of recurring revenue includes personnel costs for our hosting services and maintenance and support. It also includes depreciation of capital equipment used in our hosted network, cost of support for the third-party software and lease costs paid to remote co-location centers.

Total cost of recurring revenue was $5.4 million, $5.3 million and $4.5 million in fiscal years 2012, 2011 and 2010, respectively. This represented an increase of 2%, or $90,000, in fiscal year 2012 compared to fiscal year 2011 and an increase of 17%, or $781,000, in fiscal year 2011 compared to fiscal year 2010. Total cost of recurring revenue as a percentage of total recurring revenue was 23% (a gross margin of 77%) in fiscal year 2012 compared to 26% (a gross margin of 74%) in fiscal year 2011 and 27% (a gross margin of 73%) in fiscal year 2010.

The increase in cost of recurring revenue in fiscal year 2012 was primarily due to (i) an increase in hosting related expenses of $131,000, (ii) an increase of $82,000 in personnel and personnel-related expenses from the increased headcount and Company-wide compensation increases, partially offset by (i) a decrease in international subsidiaries’ expenses of approximately $69,000 from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound and Indian rupee, (ii) a decrease of $41,000 in support of third party software, and (iii) a decrease of $8,000 in outside consulting services.

The increase in cost of recurring revenue in fiscal year 2011 was primarily due to (i) an increase of $747,000 in personnel and personnel-related expenses from the increased headcount and Company-wide compensation increases, (ii) an increase in international subsidiaries’ expenses of approximately $32,000 from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound and Indian rupee, (iii) an increase of $31,000 in outside consulting services, and was partially offset by a decrease of $23,000 in support of third party software.

Excluding the impact from any future foreign currency fluctuations, we anticipate cost of recurring revenue to increase in fiscal year 2013, but for the gross margin to remain relatively constant when compared to fiscal year 2012.

Cost of Professional Services

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Cost of professional services	$8,112	$5,609	$5,048	$2,503	45%	$561	11%
Percentage of professional service revenue	93%	84%	86%
Gross Margin	7%	16%	14%

Cost of professional services includes personnel costs for consulting services. Total cost of professional services was $8.1 million, $5.6 million and $5.0 million in fiscal years 2012, 2011, and 2010, respectively. This represented an increase of 45%, or $2.5 million, in fiscal year 2012 compared to fiscal year 2011 and an increase of 11%, or $561,000, in fiscal year 2011 compared to fiscal year 2010. Total cost of professional services as a percentage of total professional services revenue was 93% (a gross margin of 7%) in fiscal year 2012 compared to 84% (a gross margin of 16%) in fiscal year 2011 and 86% (a gross margin of 14%) in fiscal year 2010.

The increase in cost of professional services in fiscal year 2012 was primarily due to an increase of $2.6 million in personnel and personnel-related expense from the increased headcount and Company-wide compensation increases, partially offset by a decrease in international subsidiaries’ expenses of approximately $110,000 from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound and Indian rupee.

The increase in cost of professional services in fiscal year 2011 was primarily due to (i) an increase of $486,000 in personnel and personnel-related expense from the increased headcount and Company-wide compensation increases, and (ii) an increase of $67,000 in outside consulting services.

Excluding the impact from any future foreign currency fluctuations, we anticipate cost of professional services to increase in absolute dollars and gross margin to improve in future periods.

Research and Development

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Research and Development	$6,132	$5,551	$5,510	$581	10%	$41	1%
Percentage of total revenue	14%	12%	18%

Research and development expenses primarily consist of compensation and benefits for our engineering, product management and quality assurance personnel and, to a lesser extent, occupancy costs and related overhead. Research and development expense was $6.1 million, $5.6 million and $5.5 million in fiscal years 2012, 2011 and 2010, respectively. This represented an increase of 10%, or $581,000, in the fiscal year 2012 compared to fiscal year 2011 and an increase of 1%, or $41,000, in fiscal year 2011 compared to fiscal year 2010. Total research and development expenses as a percentage of total revenue was 14% in the fiscal year 2012 compared to 12% in the fiscal year 2011 and 18% in fiscal year 2010.

The increase in research and development expense in fiscal year 2012 was primarily due to (i) an increase of $616,000 in personnel and personnel-related expenses from the increased headcount and Company-wide compensation increases, and (ii) an increase in outside consulting of $177,000, partially offset by a decrease in international subsidiaries’ expenses of approximately $213,000 from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound and Indian rupee.

The increase in research and development expense in fiscal year 2011 was primarily due to an increase of $600,000 in personnel and personnel-related expenses from the increased headcount and Company-wide compensation increases and was partially offset by a decrease of $509,000 in outside consulting services.

Excluding any fluctuation of foreign exchange rates in the Euro, British pound, and Indian rupee against the U.S. dollar, we anticipate research and development expense to increase slightly or remain relatively constant as a percentage of total revenue in fiscal year 2013 based upon our current product development plans.

Sales and Marketing

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Sales	$16,483	$11,489	$8,351	$4,994	43%	$3,138	38%
Marketing	$3,603	$2,582	$1,833	$1,021	40%	$749	41%

Total Sales and Marketing	$20,086	$14,071	$10,184	$6,015	43%	$3,887	38%
Percentage of total revenue	47%	32%	34%

Sales and marketing expenses primarily consist of compensation and benefits for our sales, marketing and business development personnel, lead generation activities, advertising, trade show and other promotional costs and, to a lesser extent, occupancy costs and related overhead. Sales and marketing expense was $20.1 million, $14.1 million and $10.2 million in fiscal years 2012, 2011 and 2010 respectively. This represented an increase of 43%, or $6.0 million, in fiscal year 2012 compared to fiscal year 2011 and an increase of 38%, or $3.9 million in fiscal year 2011 compared to fiscal year 2010. Total sales and marketing expenses as a percentage of total revenue was 47% in fiscal year 2012 compared to 32% in fiscal year 2011 and 34% in fiscal year 2010.

Total sales expense was $16.5 million for fiscal 2012, an increase of 43% or $5.0 million, from $11.5 million for fiscal year 2011. The increase in fiscal year 2012 was primarily due to (i) an increase of $5.6 million in personnel and personnel-related expense which was offset in part by a decrease of sales commission expense of $1.1 million due to an adjustment as a result of the voluntary change in our accounting policy for sales commissions, (ii) an increase of $432,000 in outside consulting services, (iii) an increase of $260,000 in sales commission expense, and (iv) an increase of $102,000 in third party partner fees, partially offset by a decrease in our international subsidiaries’ expenses of approximately $169,000 primarily from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound.

Total sales expense was $11.5 million for fiscal 2011, an increase of 38% or $3.1 million, from $8.4 million for fiscal year 2010. The increase in fiscal year 2011 was primarily due to (i) an increase of $1.9 million in personnel and personnel-related expense related to the increased headcount and compensation increase in our worldwide sales force, (ii) an increase of $1.3 million in sales commission expense which was in part due to an adjustment to sales commission of $139,000 as a result of the voluntary change in accounting policy for sales commissions, (iii) an increase in our international subsidiaries’ expenses of approximately $34,000 primarily from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound, and was partially offset by a decrease of $218,000 in outside consulting services.

Total marketing expenses were $3.6 million, $2.6 million and $1.8 million in fiscal years 2012, 2011 and 2010, respectively. The increase in fiscal year 2012 was primarily due to (i) an increase of $524,000 in personnel and personnel-related expenses from the increased headcount and Company-wide compensation increases, (ii) an increase of $480,000 in other promotional costs, (iii) an increase of $122,000 in marketing programs expenses partially offset by a decrease in our international subsidiaries’ expenses of approximately $105,000 primarily from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound and Indian rupee.

The increase in fiscal year 2011 was primarily due to an increase of personnel related expenses by $382,000 and an increase of $336,000 in expenses for marketing programs.

Excluding any fluctuation of foreign exchange rates in the Euro, British pound, and Indian rupee against the U.S. dollar, we anticipate sales and marketing expense to increase slightly or remain relatively constant as a percentage of total revenue in fiscal year 2013.

General and Administrative

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
General and administrative	$5,743	$3,974	$3,211	$1,769	45%	$763	24%
Percentage of total revenue	13%	9%	12%

General and administrative expenses primarily consist of compensation and benefits for our finance, human resources, administrative and legal services personnel, fees for outside professional services, provision for doubtful accounts and, to a lesser extent, occupancy costs and related overhead. General and administrative expense was $5.7 million, $4.0 million and $3.2 million in the fiscal years 2012, 2011 and 2010, respectively. This represented an increase of 45%, or $1.8 million in fiscal year 2012 compared to fiscal year 2011 and an increase of 24%, or $763,000, in fiscal year 2011 compared to fiscal year 2010. Total general and administrative expenses as a percentage of total revenue was 13% in fiscal year 2012 compared to 9% in the fiscal year 2011 and 12% in fiscal year 2010.

The increase in fiscal 2012 was primarily due to (i) an increase of $1.1 million in personnel and personnel-related expense from the increased headcount and Company-wide compensation increases, (ii) an increase of $245,000 in outside consulting services, (iii) an increase of $196,000 in accounting expense, (iv) an increase of $80,000 in investor relations expenses, (v) an increase of $94,000 in bad debt expense, and (vi) an increase of $38,000 in legal expense partially offset by a decrease in our international subsidiaries’ expenses of approximately $46,000 primarily from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound and Indian rupee.

The increase in fiscal 2011 was primarily due to (i) an increase of $404,000 in personnel and personnel-related expense from the increased headcount and Company-wide compensation increases, (ii) an increase of $412,000 in legal expense which was primarily due to litigation costs, increased business resulting in additional legal review of contracts, our new bank agreement and patent applications, (iii) an increase of $205,000 in outside consulting services primarily related to the implementation of a new accounting application, and was partially offset by (i) a decrease of $176,000 in accounting expense, and (ii) a decrease of $129,000 in bad debt expense.

We anticipate general and administrative expenses to decrease slightly or remain relatively constant as a percentage of total revenue in fiscal year 2013 based upon current revenue expectations excluding the fluctuation of foreign exchange rates in the Euro, British pound, and Indian rupee against the U.S. dollar.

Valuation and Amortization of Stock-Based Compensation

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Cost of professional services and recurring revenue	$77	$32	$35	$45	140%	$(3)	(9)%
Research and development	180	52	78	128	246%	(26)	(33)%
Sales and marketing	274	46	49	228	496%	(3)	(6)%
General and administrative	325	88	82	237	269%	6	7%

Total Stock-Based Compensation	$856	$218	$244	$638	292%	$(26)	(11)%
Percentage of total revenue	2%	0%	1%

Stock-based compensation expenses include the amortization of the fair value of share-based payments made to employees, members of our Board of Directors and consultants, primarily in the form of stock options. The fair value of stock options granted is recognized as an expense, as the underlying stock options vest. The increase of our stock-based compensation expense in fiscal 2012 was primarily due to the increased Company-wide headcount, increase in option grant activity and the increase to our stock price.

We value our share-based payments under ASC 718, and record compensation expense for all share-based payments made to employees based on the fair value at the date of the grant.

We expect our stock-based compensation expense to increase in fiscal year 2013 based on our anticipated hiring and also, if the stock price continues to increase.

Income / (loss) from Operations

	Fiscal Year Ended June 30			Year-Over-Year Change
	2012	2011	2010	2011 to 2012		2010 to 2011
	(in thousands)
Operating income / (loss)	$(2,033)	$9,553	$1,264	$(11,586)	(121)%	$8,289	656%
Operating margin	(5)%	22%	4%

Loss from operations was $2.0 million in fiscal year 2012 compared to the income from operations of $9.6 million in fiscal year 2011 and income from operations of $1.3 million in fiscal year 2010. We recorded an operating loss margin of 5% in fiscal year 2012 compared to an operating profit margin of 22% in fiscal year 2011 and 4% in the fiscal year 2010.

The change of operating income (loss) in fiscal year 2012 included a decrease in revenue of $702,000 and an increase in total costs and operating expenses of $10.9 million. The decrease in revenue was primarily due to a shift in our business to more hosting transactions resulting in fewer license transactions signed in fiscal year 2012. The impact of any fluctuation of foreign currencies against the U.S. dollar on revenue was minimal. The increase in total costs and operating expenses was primarily due to (i) an increase in personnel-related costs of $9.5 million including a decrease of $1.3 million in sales commission, (ii) an increase of $846,000 in outside consulting services, (iii) an increase of $480,000 in other promotional costs, (iv) an increase of $196,000 in accounting expenses, (v) an increase of $126,000 in hosting related expenses, (vi) an increase of $122,000 in marketing programs, (vii) an increase of $80,000 in investor relation expenses, (viii) an increase of $102,000 in third party partner fees, (ix) an increase of $94,000 in bad debt expense, and (x) an increase of $38,000 in legal expenses partially offset by (i) a decrease of $792,000 in international expenses from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound and Indian rupee, and (ii) a decrease of $114,000 in third party royalties and support expenses.

The change of operating income in fiscal year 2011 included an increase in revenue of $14.2 million and was partially offset by an increase in total costs and operating expenses of $5.9 million. The increase in revenue was primarily due to the increase in large license transactions signed in fiscal year 2011. The impact of any fluctuation of foreign currencies against the U.S. dollar on revenue was minimal. The increase in total costs and operating expenses was primarily due to (i) an increase in personnel-related costs of $5.9 million including an increase of $1.4 million in sales commission, (ii) an increase of $412,000 in legal and other expenses, (iii) an increase of $336,000 in marketing programs, (iv) an increase of $138,000 in international expenses from the foreign exchange fluctuation between the U.S. dollar, the Euro, British pound and Indian rupee, and was partially offset by (i) a decrease of $416,000 in outside consulting services, (ii) a decrease of $198,000 in third party royalties and support, (iii) a decrease of $176,000 in accounting expenses and (iv) a decrease of $129,000 in bad debt expense.

Interest Expense, Net

Net interest expense was $722,000, $1.2 million and $1.1 million in fiscal years 2012, 2011 and 2010, respectively. This represents a decrease of 41% or $508,000 in fiscal year 2012, compared to fiscal year 2011 and an increase of 10% or $107,000 in fiscal year 2011, compared to fiscal year 2010. Interest income was not significant in any year.

The decrease in interest expense in fiscal year 2012 primarily due to a decrease in the annual percentage rate and principal balance of related party notes.

The increase in interest expense in fiscal year 2011 included $81,000 due as a result of the prepayment of a portion of related party notes.

Other Income (Expense)

Other expense was $677,000 in fiscal year 2012, compared to other income of $245,000 in fiscal year 2011 and other expense of $67,000 in fiscal year 2010. The increase of $922,000 in other expense in fiscal year 2012 was primarily due to (i) $677,000 in foreign exchange rate loss related to the payments from international trade receivables due to the weakening of British pound against the Euro in which certain sales were denominated and (ii) $245,000 related to the reclassification of the accumulated translation expense recorded when liquidating our Singapore subsidiary.

The other income in fiscal year 2011 primarily included the foreign exchange gain on international trade receivables.

Income Tax Provision

We recorded an income tax expense of $390,000 for fiscal year 2012 compared to an income tax expense of $196,000 in fiscal year 2011 and an income tax expense of $159,000 in fiscal year 2010. The income tax expenses for fiscal years 2012, 2011 and 2010 were primarily related to the income tax provision for foreign subsidiaries.

Related Party Transactions

On December 24, 2002, we entered into a note and warrant purchase agreement, as amended, or the 2002 Agreement, with Ashutosh Roy, our Chief Executive Officer, pursuant to which Mr. Roy made a loan to us, evidenced by a subordinated secured promissory note and received warrants to purchase shares of our common stock in connection with such loan. The five year subordinated secured promissory note bore interest at an effective annual rate of 12% due and payable upon the term of such note. We had the option to prepay the note at any time subject to the prepayment penalties set forth in such note. On December 31, 2002, Mr. Roy loaned us $2.0 million under the agreement and received warrants that allowed him to purchase up to 236,742 shares of our common stock at an exercise price equal to $2.11 per share. These warrants expired in December 2005. In connection with this loan, we recorded $1.83 million in related party notes payable and $173,000 of discount on the note related to the relative value of the warrants issued in the transaction that was amortized to interest expense over the five year life of the note. This note was amended and restated on June 29, 2007.

On October 31, 2003, we entered into an amendment to the 2002 Agreement with Mr. Roy, pursuant to which he loaned to us an additional $2.0 million evidenced by a subordinated secured promissory note, or the 2003 Note, and received additional warrants to purchase up to 128,766 shares of our common stock at an exercise price of $3.88 per share. These warrants expired in October 2008. In connection with this additional loan we recorded $1.8 million in related party notes payable and $195,000 of discount on the notes related to the relative value of the warrants issued in the transaction that was amortized to interest expense over the five year life of the note. This note was amended and restated on June 29, 2007 and on September 24, 2008.

On March 31, 2004, we entered into notes and warrant purchase agreement with Mr. Roy, Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P., or the lenders, pursuant to which the lenders loaned to us $2.5 million evidenced by secured promissory notes and received warrants to purchase shares of our common stock in connection with such loan. The secured promissory notes had a term of five years and bore interest at an effective annual rate of 12% due and payable upon the maturity of such notes. The warrants allowed the lenders to purchase up to 312,500 shares of our common stock at an exercise price of $2.00 per share. These warrants expired in March 2007. We recorded $2.3 million in related party notes payable and $223,000 of discount on the notes related to the relative value of the warrants issued in the transaction that was amortized to interest expense over the five year life of the notes. These notes were amended and restated on September 24, 2008.

On June 29, 2007, we amended and restated the 2002 and 2003 notes with Mr. Roy and he loaned to us an additional $2.0 million evidenced by a subordinated secured promissory note, or the 2007 Note, and received additional warrants that allowed him to purchase up to 333,333 shares of our common stock at $1.20 per share. These warrants expired in June 2010. In connection with this additional loan we recorded $1.8 million in related party notes payable and $187,000 discount on the note related to the relative value of the warrants issued in the transaction that is being amortized to interest expense over the life of the note. In addition, the amendment extended the maturity date of the previous note through March 31, 2009. This note was amended and restated on September 24, 2008.

On September 24, 2008, we entered into a Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, or the Agreement, with the lenders. Immediately prior to the Agreement, the total outstanding indebtedness, including accrued interest, under the prior notes issued to the lenders, including the 2002, 2003 and 2007 Notes, as amended as applicable, equaled $13.8 million. Pursuant to the Agreement and subject to the terms and conditions contained therein, we and the lenders (i) converted a portion of the outstanding indebtedness under the prior notes equal to $6.5 million into shares of our common stock at a price per share equal to $0.95, or at a fair value of $3.4 million, or the Note Conversion, and (ii) extended the maturity date of the remaining outstanding indebtedness of $7.3 million to March 31, 2012, as well as the period for which interest shall accrue, or the Note Extension. We recorded the $3.1 million gain on the Note Conversion as a deemed contribution to capital since the lenders are related parties. In consideration for the Note Extension, the lenders received warrants to purchase an aggregate of 1,525,515 shares of our common stock at a price per share equal to $0.95 and as a result, we recorded $272,000 of discount on the notes related to the relative value of the warrants issued in the transaction that is being amortized to interest expense over the three year life of the note. Mr. Roy exercised his warrants to purchase 1,218,493 shares of our common stock in March 2011.

On June 30, 2011, and pursuant to the Agreement, we repaid in full all outstanding indebtedness, including interest, to Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P. In addition we made a partial payment to Mr. Roy for $2.9 million, including accrued interest, against his notes. In September 2011, Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P. exercised 307,022 warrants on a cashless basis and received 238,393 shares of our common stock.

On March 31, 2012, we entered into Amendment No.1 to the Agreement with Mr. Roy. Pursuant to the Amendment and subject to the terms and conditions contained therein, we agreed that (i) the maturity date of the Note is extended 90 days to June 29, 2012; (ii) as of April 1, 2012 the “Face Amount” of the Note is $5.6 million, which includes $109,000 of interest for the 90 day extension. The face amount reflects the reduced interest rate on the Note of 8% beginning April 1, 2012; and (iii) we may prepay the Note in full or in part at any time prior to the maturity date without interest penalty.

On June 29, 2012, we entered into Amendment No. 2 to the Agreement with Mr. Roy. Pursuant to the Amendment and subject to the terms and conditions contained therein, we have agreed to extend the maturity date of the Note to July 31, 2013. We may prepay the Note in full or in part at any time prior to the maturity date without interest penalty. As of June 30, 2012 and 2011, the balance of the loan was $5.6 million and $5.0 million, respectively. The interest expense on the related party notes was $588,000, $1.2 million and $1.0 million, for fiscal years 2012, 2011 and 2010, respectively.

New Accounting Pronouncements

For information with respect to recent accounting pronouncements and the impact of these pronouncements on our consolidated financial statements, see Note 1 of Notes to Consolidated Financial Statements included in Item 8 Financial Statements and Supplementary Data of this Annual Report.

Liquidity and Capital Resources

Overview

As of June 30, 2012 and 2011, our cash and cash equivalents and short term investments was $9.9 million and $13.1 million, respectively. Our working capital was $2.9 million at June 30, 2012, a decrease from working capital of $4.3 million at June 30, 2011. As of June 30, 2012, our deferred revenue was $8.1 million, compared to $5.8 million at June 30, 2011. Unbilled deferred revenue, representing business that is contracted but not yet invoiced or collected and off balance sheet, was $20.7 million at June 30, 2012, up from $11.9 million at June 30, 2011.

Based upon our fiscal year 2013 plan, we believe that existing capital resources will enable us to maintain current and planned operations for at least the next 12 months. From time to time, however, we may consider opportunities for raising additional capital and/or exchanging all or a portion of our existing debt for equity. We can make no assurances that such opportunities will be available to us on economic terms we consider favorable, if at all.

If adequate funds are not available on acceptable terms, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited. Our expectations as to our future cash flows and our future cash balances are subject to a number of assumptions, including assumptions regarding anticipated increases in our revenue, the mix of new hosting and license business, our ability to retain existing customers and customer purchasing and payment patterns, many of which are beyond our control.

On September 24, 2008, we entered into a Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, or the Agreement, with the lenders. Pursuant to the Agreement we and the lenders (i) converted a portion of the outstanding indebtedness under the prior notes equal to $6.5 million into shares of our common stock, and (ii) extended the maturity date of the remaining outstanding indebtedness to March 31, 2012, as well as the period for which interest shall accrue, or the Note Extension. In consideration for the Note Extension, the lenders received warrants to purchase an aggregate of 1,525,515 shares of our common stock.

On June 27, 2011, we entered into a Loan and Security Agreement, or the Comerica Credit Facility, with Comerica Bank, or Comerica, as may be amended from time to time. The Comerica Credit Facility provides for the advance of up to the lesser of $1.5 million under a revolving line of credit, or the sum of (i) 80% of certain qualified receivables, less (ii) the aggregate face amounts of any letter of credit issued and any outstanding obligations to Comerica. The revolving line of credit matured on June 27, 2012. As of June 30, 2012 there was no outstanding balance under the revolving credit line. The Comerica Credit Facility also provides $5.0 million to pay off existing obligations associated with our related parties, or the Comerica Term Loan, and is payable in 36 equal monthly payments of principal and interest with maturity date of June 15, 2014. As of June 30, 2012 the amount outstanding under the Comerica Term Loan was $3.3 million. There are a number of affirmative and negative covenants under the Comerica Credit Facility, with the primary covenants being that we are required to maintain a minimum cash balance of $1.0 million and we must maintain liquidity to debt ratio of at least 1.50 to 1.00. If we fail to comply with our covenants, Comerica can declare any outstanding amounts immediately due and payable and stop extending credit to us. As of June 30, 2012 we were in compliance with the covenants.

On June 30, 2011, and pursuant to the Agreement, we repaid in full all outstanding indebtedness, including interest, to Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P. In addition we made a partial payment to Mr. Roy for $2.9 million, including accrued interest, against his notes. Mr. Roy also exercised his warrants to purchase 1,218,493 shares of our common stock in March 2011. In September 2011 Oak Hill Capital Partners L.P., Oak Hill Capital Management Partners L.P., and FW Investors L.P. exercised 307,022 warrants on a cashless basis and received 238,393 shares of our common stock.

On March 31, 2012, we entered into Amendment No.1 to the Agreement with Mr. Roy. Pursuant to the Amendment and subject to the terms and conditions contained therein, we agreed that (i) the maturity date of the Note is extended 90 days to June 29, 2012; (ii) as of April 1, 2012 the “Face Amount” of the Note is $5.6 million, which includes $109,000 of interest for the 90 day extension. The face amount reflects the reduced interest rate on the Note of 8% beginning April 1, 2012; and (iii) the Company may prepay the Note in full or in part at any time prior to the maturity date without interest penalty. On June 29, 2012 the maturity date of the Note was extended to July 31, 2013. As of June 30, 2012 and 2011, the balance of the loan was $5.6 million and $5.0 million, respectively.

On June 28, 2012 (i) we entered into a Second Amendment to the Loan and Security Agreement with Comerica, which extended the date by which we must repay Mr. Roy’s remaining related party debt to July 31, 2013, and (ii) Mr. Roy entered into an Affirmation of Subordination Agreement with the Comerica, under which Mr. Roy acknowledges our execution of the Second Amendment and affirms his obligations under the Subordination Agreement with Comerica dated June 27, 2011.

Cash Flows

Net cash provided by operating activities was $1.0 million in fiscal year 2012 compared to the net cash provided by operating activities of $6.8 million in fiscal year 2011 and the net cash provided by operating activities of $2.5 million in fiscal year 2010. The net cash provided by operating activities consisted primarily of net income or loss, plus non-cash expenses related to depreciation and amortization, stock-based compensation, accrued interest and amortization of discount on related party notes, amortization of debt issuance costs, provision for doubtful accounts, amortization of deferred commissions and the net change in operating assets and liabilities.

The net change in operating assets and liabilities in fiscal year 2012 primarily consisted of a decrease in accounts receivable by $1.4 million, an increase of $1.7 million in deferred commissions, an increase of $2.3 million in deferred revenue and an increase of $625,000 in accounts payable. The decrease in accounts receivable was primarily due to collection of trade receivables. The increase in deferred revenue was primarily related to the increased hosting transactions. The increase in deferred commissions was due to the decrease in sales commission expense as a result of the voluntary change in our accounting policy for sales commissions. The increase in accounts payable was primarily due to the increase in purchases to support the growth of our business.

The net change in operating assets and liabilities in fiscal year 2011 primarily consisted of an increase in accounts receivable by $5.3 million, an increase of $613,000 in deferred commissions, an increase of $418,000 in deferred revenue and $1.2 million in accrued compensation. The increase in accounts receivable was primarily due to a large license transaction signed at the end of fiscal year 2011. The increase in deferred commissions was due to the decrease in sales commission expense as a result of the voluntary change in our accounting policy for sales commissions. The increase in deferred revenue was primarily related to the increased license transactions. The increase in accrued compensation included primarily the increase in sales commissions and accrued bonuses.

The net change in operating assets and liabilities in fiscal year 2010 primarily consisted of a decrease of $1.1 million in accounts receivable, an increase of $645,000 in deferred commissions and an increase in accounts payable by $200,000. This was partially offset by decreases including $368,000 in accrued compensation primarily related to the decreased commissions, a decrease of $245,000 in other long term liabilities and a decrease of $95,000 in other accrued liabilities.

Net cash used in investing activities was $1.2 million in fiscal year 2012 compared to $1.4 million in fiscal year 2011 and $521,000 in fiscal year 2010. Cash used in investing activities in fiscal year 2012 included $1.8 million for the purchase of equipment and software to support the increase in our hosting business and for new employees and $605,000 from the proceeds of sale of short-term investments.

Net cash used in investing activities in fiscal year 2011 included $725,000 for the purchase of equipment and software to support the increase in our hosting business and for new employees and purchases of short-term investments of $626,000.

Cash used in investing activities in fiscal year 2010 of $521,000 was primarily due to the purchase of equipment and software to support the increase in our hosting business and for new employees.

Net cash provided by financing activities was $2.4 million in fiscal year 2012 compared to net cash provided by financing activities of $1.4 million in fiscal year 2011 and net cash used in financing activities of $3.4 million in fiscal year 2010. Net cash used in financing activities in fiscal year 2012 primarily included the proceeds from exercise of stock options of $317,000, offset by payments of $1.7 million on existing bank borrowings, an increase of $1.0 million in restricted cash, and payment of $28,000 on capital lease obligations.

Net cash used in financing activities in fiscal year 2011 primarily included the proceeds from new bank borrowings of $5.0 million, proceeds from exercise of warrants of $1.2 million and proceeds from exercise of stock options of $771,000, and offset by the repayment of $5.0 million of related party notes, payment of $276,000 for the repurchase of our stock, $157,000 payment of capital leases and $115,000 payment of existing bank borrowings.

Net cash used in financing activities in fiscal year 2010 primarily included a repayment of $3.1 million of existing bank borrowings, $181,000 payment of capital leases and $108,000 for the repurchase of our stock.

Commitments

The following table summarizes eGain’s contractual obligations as of June 30, 2012 and the effect such obligations are expected to have on its liquidity and cash flow in future periods (in thousands):

	Year Ended June 30,					Thereafter	Total
	2013	2014	2015	2016	2017
Operating leases	$1,274	$1,309	$868	$904	$563	$—	$4,918
Bank borrowings	1,666	1,667	—	—	—	—	3,333
Related party notes payable (including interest payment of $482,000)	—	6,045	—	—	—	—	6,045
Hosting services	456	116	—	—	—	—	572

Total	$3,396	$9,137	$868	$904	$563	$—	$14,868

Off-Balance Sheet Arrangements

As of June 30, 2012, we had no significant off-balance-sheet arrangements, as defined in Item 303(a)(4) of Regulation S-K.

Quarterly Results of Operations

The following tables set forth certain unaudited consolidated statement of operations data for the eight quarters ended June 30, 2012. This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto.

The unaudited quarterly information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Form 10-K. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sep. 30, 2010
	(in thousands, except per share information)
Consolidated Statements of Operations Data:

Revenue:
License	$2,300	$2,849	$3,033	$2,886	$5,632	$1,702	$2,677	$7,360
Recurring revenue	6,302	5,785	5,725	5,781	5,192	5,162	5,236	4,450
Professional services	2,034	2,873	2,078	1,717	1,764	2,051	1,563	1,276

Total revenue	10,636	11,507	10,836	10,384	12,588	8,915	9,476	13,086
Cost of license	(38)	10	(1)	(10)	(1)	14	7	14
Cost of recurring revenue	1,467	1,339	1,291	1,266	1,393	1,359	1,288	1,233
Cost of professional services	2,486	2,116	1,961	1,549	1,488	1,412	1,482	1,227

Total cost of revenue	3,915	3,465	3,251	2,805	2,880	2,785	2,777	2,474

Gross profit	6,721	8,042	7,585	7,579	9,708	6,130	6,699	10,612
Operating expenses:
Research and development	1,760	1,566	1,377	1,430	1,486	1,308	1,343	1,414
Sales and marketing	5,669	5,389	4,923	4,104	4,482	3,115	2,905	3,569
General and administrative	1,457	1,445	1,728	1,113	1,485	900	785	804

Total operating expenses	8,886	8,400	8,028	6,647	7,453	5,323	5,033	5,787

Income / (loss) from operations	(2,165)	(358)	(443)	932	2,255	807	1,666	4,825
Interest expense, net	(134)	(199)	(214)	(175)	(398)	(270)	(286)	(276)
Other income (expense), net	(371)	(44)	(51)	(210)	162	112	(310)	281

Income / (loss) before income tax	(2,670)	(601)	(708)	547	2,019	649	1,070	4,830
Income tax provision	(258)	(54)	(47)	(31)	(80)	(32)	(45)	(39)

Net income / (loss)	$(2,928)	$(655)	$(755)	$516	$1,939	$617	$1,025	$4,791

Per share information:
Basic net income / (loss) per common share	$(0.12)	$(0.03)	$(0.03)	$0.02	$0.08	$0.03	$0.05	$0.22

Diluted net income / (loss) per common share	$(0.12)	$(0.03)	$(0.03)	$0.02	$0.08	$0.03	$0.04	$0.21

Weighted average shares used in computing basic net income / (loss) per common share	24,450	24,376	24,351	24,141	24,047	22,648	22,031	22,124

Weighted average shares used in computing diluted net income / (loss) per common share	24,450	24,376	24,351	25,977	25,846	24,385	24,549	22,392